Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges and
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

The following table sets forth ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred dividends for the periods indicated below.

									Period from
	Nine Months								Inception (August 27,
	Ended				Year Ended		Year Ended		2003) to
	September 30,				December 31,		December 31,		December 31,
	2006		2005		2005		2004		2003

Income (Loss) Before Income Taxes	$27,548,668		$13,228,199		$19,676,712		$4,576,349		$(1,023,276)
Fixed Charges	7,993,316		3,479,474		4,675,232		39,019		—
Amortization of Capitalized Interest	35,360		—		—		—		—
Capitalized Interest	(4,728,153)		(1,918,458)		(3,107,965)		—		—
Earnings	$30,849,195		$14,789,215		$21,243,979		$4,615,368		$(1,023,276)
Interest Expense	$3,246,413		$1,542,266		$1,542,266		$32,769		—
Portion of Rent Related to Interest	18,750		18,750		25,000		6,250		—
Capitalized Interest	4,728,153		1,918,458		3,107,966		—		—
Fixed Charges	$7,993,316		$3,479,474		$4,675,232		$39,019		$—
Preferred Stock Dividends	—		—		—		—		—
Combined Fixed Charges and Preferred Stock Dividends	$7,993,316		$3,479,474		$4,675,232		$39,019		$—
Ratio of Earnings to Fixed Charges	3.86	x	4.25	x	4.54	x	118.29	x	X (1)
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	3.86	x	4.25	x	4.54	x	118.29	x	X (1)
Deficiency	—		—		—		—		—

(1)	We incurred a loss in the period. However, there were no fixed charges during the period from inception (August 27, 2003) to December 31, 2003.

Our ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Our ratio of earnings to combined fixed charges and preferred dividends is computed by dividing earnings by combined fixed charges and preferred dividends. For these purposes, “earnings” is the amount resulting from adding together income (loss) from operations, fixed charges, and amortization of capitalized interest and subtracting interest capitalized. “Fixed charges” is the amount resulting from adding together interest expensed and capitalized and amortized premiums, discounts and capitalized expenses related to indebtedness. “Combined fixed charges and preferred dividends” is the amount resulting from adding together fixed changes and preferred dividends paid and accrued for each respective period.